                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

   CALCULATION OF PRIMARY EARNINGS (LOSS) PER COMMON SHARE AND FULLY DILUTED
                       EARNINGS (LOSS) PER COMMON SHARE




                                                                           Years Ended December 31
                                                               ------------------------------------------------
                                                                  1994              1993              1992
                                                               ------------      ------------      ------------
                                                                  (in thousands, except per share amounts)
Primary earnings (loss) per common share (1):
     Net income (loss)                                         $    63,305       $  (156,243)      $  (440,394)
     Dividends on preference shares                                 27,750            27,750            27,750
                                                               ------------      ------------      ------------

     Net income (loss) applicable to common stock              $    35,555       $  (183,993)      $  (468,144)
                                                               ============      ============      ============

     Average number of common shares outstanding                    93,061            92,788            92,639
                                                               ============      ============      ============

     Per share                                                 $       .38       $     (1.98)      $     (5.05)
                                                               ------------      ------------      ------------

Fully diluted earnings (loss) per common share (2):
     Net income (loss) applicable to common stock              $    35,555       $  (183,993)      $  (468,144)
     Add income effect, assuming conversion of
      dilutive convertible securities
                                                                       ---               ---               ---
                                                               ------------      ------------      ------------
      Net income (loss) on a fully diluted basis               $    35,555       $  (183,993)      $  (468,144)
                                                               ============      ============      ============

      Average number of common shares outstanding                   93,061            92,788            92,639

      Add common share effect, assuming conversion
       of dilutive convertible securities                              ---               ---               ---
                                                               ------------      ------------      ------------

      Average number of common shares outstanding
       on a fully diluted basis                                     93,061            92,788            92,639
                                                               ============      ============      ============
      Per share                                                $       .38       $     (1.98)      $     (5.05)
                                                               ============      ============      ============

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Notes:
     (1) Common stock equivalents have not been included in the above calculation since their effect is insignificant.
     (2) The computation of fully diluted earnings per share assumes that the average number of common shares outstanding during the year is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.